EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS, INC. ANNOUNCES RESIGNATION
OF CHIEF FINANCIAL OFFICER
Cambridge, MA, March 20, 2007 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) today announced that David Arkowitz, chief financial officer and treasurer, has resigned effective March 30, 2007 to pursue an opportunity at another life sciences company. David Blanchard, Idenix’s vice president of finance, who has been with Idenix since 2000, will serve as interim chief financial officer with responsibility for finance and information technology until a national search for a new chief financial officer is complete.
“Over the past three years, David has played an integral role in the establishment of the essential infrastructure and key governance and business processes to support Idenix’s growth as a public company and the commercialization of our first product,” said Jean-Pierre Sommadossi, chief executive officer and chairman of Idenix. “We are thankful for his contributions and wish him success in his new endeavor.”
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and HIV. For further information about Idenix, please refer to http://www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will,” or similar expressions and implied statements with respect to Idenix’s plans to search for a new chief financial officer. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that Idenix will find a replacement chief financial officer, successfully advance any clinic product candidate or other component of our potential pipeline. In particular, management’s expectations could be affected by the unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaboration with Novartis Pharma AG; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its other product candidates and its discoveries. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the
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company’s annual report on Form 10-K for the year ended December 31, 2006 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
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